Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-174020, 333-174022, and 333-174023 on Form S-3 and Registration Statement No. 333-166267 on Form S-8 of Excel Trust, Inc. of our report dated May 4, 2011, relating to the statements of revenue and certain expenses for Gilroy Crossing for the year ended December 31, 2010 (which report on the statement of revenues and certain expenses expresses an unqualified opinion and includes explanatory paragraphs referring of the purpose of the statements) appearing in this Current Report on Form 8-K/A of Excel Trust, Inc.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, CA
June 10, 2011